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                                                                      EXHIBIT 99


MEDIA CONTACT:                                       INVESTOR CONTACT:
Connie Pautz                                         Darlene Polzin
Corporate Communications Director                    Investor Relations Director
Hutchinson Technology                                Hutchinson Technology
320-587-1823                                         320-587-1605


                HUTCHINSON TECHNOLOGY COMPLETES OFFERING OF 2.25%
                         CONVERTIBLE SUBORDINATED NOTES


HUTCHINSON, Minn., February 26, 2003 -- Hutchinson Technology Incorporated (Nasdaq: HTCH) announced today that it has completed its previously announced offering of $130 million principal amount of 2.25% Convertible Subordinated Notes due 2010. The initial purchasers of the notes also exercised their 30-day option to purchase an additional $20 million principal amount of the notes and completed their purchase today. The notes will mature on March 15, 2010. The notes are convertible into shares of the company's common stock at a conversion price of $29.84 per share. The company may not redeem the notes for five years. Hutchinson Technology is using the net proceeds to redeem its 6% Convertible Subordinated Notes due 2005 and for general corporate purposes.

The convertible subordinated notes and the common shares of Hutchinson Technology issuable upon the conversion of the notes have not been and will not be registered under the Securities Act and may not be offered or sold in the United States or to a U.S. person absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

ABOUT HUTCHINSON TECHNOLOGY

Hutchinson Technology, founded in 1965, is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology's BioMeasurement Division is introducing its InSpectra(TM) Tissue Spectrometer System, a product that provides health professionals with simple, accurate methods to measure the oxygen in tissue.

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2--Hutchinson Technology Completes Convertible Subordinated Notes

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. More detailed information about these and other factors is set forth in Hutchinson Technology's Annual Report on Form 10-K and in other reports which the Company from time to time files with the Securities and Exchange Commission, available publicly on the SEC's web site at http://www.sec.gov.

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